EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors

The Home Depot, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 333-56207 and 333-125332 on Form S-8 of The Home Depot, Inc. of our report dated June 10, 2005, relating to the statements of net assets available for benefits of The Home Depot FutureBuilder for Puerto Rico as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report appears in the December 31, 2004 annual report on Form 11-K of The Home Depot FutureBuilder for Puerto Rico.

/s/ KPMG LLP

Atlanta, Georgia

June 29, 2005